Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3, as amended (No. 333-292111) of our report dated April 17, 2026, with respect to the consolidated financial statements of Meiwu Technology Company Limited and the subsidiaries as of December 31, 2025, 2024 and 2023 and for the fiscal years ended December 31, 2025, 2024 and 2023 which appears in the annual report on Form 20-F of Meiwu Technology Company Limited for the fiscal year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

April 17, 2026

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